Exhibit 99.2

Arthur Goldgaber

Market Analyst

SmallcapInsights.com

Growing Acceptance and Appeal of Sexual Wellness Category Boosts Sales

In the past decade, numerous major health and wellness retailers, pharmacies and online retailers have begun embracing the sexual wellness movement, especially in the last two to three years. Products such as condoms that previously were relegated to the family planning section or hidden behind drug store counters are now displayed more prominently in sections called "Sexual Health and Wellness," "Intimacy" or "Personal Needs." In addition, devices such as vibrators that were once only sold in specialty shops are now being offered by mass retailers.

While obtaining a figure for total annual sales of sex products in the U.S. is difficult, Professor Philip M. Parker, Ph.D., Chaired Professor of Management Science INSEAD, values the total market at $884.65 million and estimates it will grow to $1.1 billion by 2012.1 A recent survey revealed that there is strong demand among U.S. consumers for sexual wellness products. The research report conducted by Harris Interactive for Durex in 2008, called the “Sexual Wellbeing Global Survey,” found that 65% of people polled do not currently use products to enhance their sex lives, but 50% would like to.2

Experts note that the trend is driven by greater acceptance of the sector by shoppers of all ages, especially women, and in turn, this has led to retailers giving the items more visible shelf locations. In a 2009 New York Times article titled, “Toy Story, the Adult Version,” sex therapist Dr. Judy Kuriansky, stated that greater interest in sensually appealing devices may be partly due to the troubled economy. “When money is tight, some people withdraw from sex, but many others will do anything to increase the level of closeness and pleasure,” Kuriansky said.3

The article reported that shoppers at high-end boutiques have been spending as much as $250 for devices such as pulsing cigars that turn into pendants, and pearl wrist restraints that double as necklaces. One boutique owner quoted in the article stated that customers consider these products as “very boudoir-style, high-end luxury” items, not smut.4

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1 Professor Philip M. Parker, Ph.D. “The 2007-2012 Outlook for Sex Toys in the United States,” 2006 Icon Group International, Inc.

2http://www.durex.com/en-MU/SexualWellbeingSurvey/pages/default.aspx.

3 La Ferla, Ruth “Toy Story, the Adult Version,” The New York Times, January 8, 2009.

4 Ibid.

Sellers interviewed by the New York Times also said that sex trinkets had not been affected by the recession that had impacted other segments of the adult entertainment industry in 2009.5 In the article, Tony Lovett, the editor and publisher of Adult Video News, a trade publication, stated that “Business overall is down by 5 percent or more. But if consumers are spending their money on anything, they are spending it on a good-looking quality product.” Lovett added that a few years ago, manufacturers predicted that there would never be a market for a $100 sex toy, but they were proven wrong.6

Mass retail chains such as Wal-Mart, CVS and Rite Aid have started stocking products like Wet, a sexual lubricant that had been a staple at the Hustler store for more than a decade, and many carry Durex's Little Gem personal massager, which was introduced by mass retailers in 2008. Over-the-counter sales of lubricants (excluding Wal-Mart) were $113 million in 2007, a 30.3% increase from the previous four-year period, according to Nielsen Strategic Planner.7 And while there is not that much market data yet on mainstream retail vibrator sales, Durex Consumer Products Inc. reported strong sales for personal massagers, such as the $36 Little Gem, according to a media report.8

From 2003 to 2008, executives at big chains like CVS stated that they had more than quadrupled the shelf space devoted to sex products.9 With greater and more prominent retail space for sexual wellness products, sales for the category rose 31% from 2007 to 2009, according to research firm Mintel.10

In a 2006 comprehensive study of the feminine product sector, “Feminine Hygiene Products in the U.S.: Packaged Facts,” the authors noted the dramatic expansion of the personal lubricant segment.11 Within the intimate care category, the personal lubricant sales witnessed highest growth during 2005, increasing 14.7% over 2004, with innovative product launches such as warming massage oils and pre-filled lubricant applicators.12 Of the twenty four new personal lubricant products launched from January 2005 to January 2006, 11 were personal lubricants, according to the study.13

Durex experienced significant sales growth just in the first year after its Durex Play Tingling lubricant, which was launched in 2004.14 The product was launched to leverage the changing consumer attitude towards intimate care products. After the Tingling brand was introduced in 2004, sales for the product grew from $80,000 in the first year to $1.33 million in 2005, or a growth rate of 1,563%.15 In 2007, Durex conducted a study and found

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5 Ibid

6 Ibid

7 Schrobsdorff, Susanna, “Red-Light Specials,” Newsweek, February 12, 2008.

8 Ibid.

9 Ibid.

10 Finke, Ed, “Feminine Options,” plbuyerstore.com, October 11, 2011.

11 “Feminine Hygiene Products in the U.S.: Packaged Facts,” July, 2006, a division of MarketResearch.co

12 Ibid.

13 Ibid

14 Ibid

15 Ibid

that 56% of women between 21 and 55 have either used a lubricant or would consider using one in the next 12 months.16 Durex’s polling also showed that once consumers purchase one type of sexual wellness products they may be willing to buy others. Of the women who reported using a lubricant, 86% of them have also purchased condoms, 82% purchased massage oil and 11% used a vibrating ring.17

Even before selling the sexual wellness items at their brick-and-mortar stores, drugstores offered many of these products online for a decade or more. In fact, online sales of sexual wellness products on mainstream e-commerce sites continue to be robust. Well-known brand names appear in the top three positions when performing a Google search for “sexual wellness,” including Amazon.com, Walgreens.com and Overstock.com. Nevertheless, many experts believe the sexual wellness category is in the early stages of consumer awareness and that its explosive growth will continue to gain consumer acceptance.

The new attitude about products such as condoms extends even to packaging. Traditionally, the packaging was conservative to appease potentially embarrassed purchasers. However, it is not an issue for Gen Y purchasers, so the packaging for condoms such as the LifeStyles brand manufactured by Ansen Healthcare Ltd. features bright, eye-catching colors and tattoo-like graphic designs. 18 For example, condom manufacturer Trojan (a division of NYSE-listed Church & Dwight) introduced Elexa, a line of condoms for women, which is also sold in the feminine hygiene section.

As in campaigns for other sexual wellness products, condoms’ manufacturers emphasize sexual health and wellness in their marketing messages rather than personal protection.19 Likewise, lubricants are now marketed more attractively. Johnson & Johnson's industry-leading K-Y Brand used to offer medicinal-looking jellies, but in 2005 it launched a romantically packaged line called Touch™, which has been a top seller in the category. 20

Another important factor in the growing mainstream acceptance of sexual wellness products is the change in attitudes among major publications. For example, Liberator, Inc., a sexual wellness products and accessories manufacturer, found it difficult to advertise its patented line of products commonly referred to as sexual positioning shapes and sex furniture in major magazines after it was founded in 2002. Eventually, the company convinced several early adopters such as Men`s Health, Rolling Stone, Redbook, Maxim and Cosmopolitan that the sexual health and wellness category was vital and growing. Now, the company’s magazine ads regularly receive over 10 million monthly views. Its positioning props have even been featured in movies like Meet the Fockers and Burn after Reading, as well as TV shows like The Real Housewives of Atlanta and Dr. Oz.

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16 Johnsen, Michael, “New Intimacy items spark ‘good vibes’ in sexual wellness,” Drug Store News, June 25, 2007.

17 Ibid

18 “What Consumers Desire Motivates Ansell,” June 27, 2011, Chain Drug Review.

19 Ibid

20 Schrobsdorff, Susanna, “Red-Light Specials,” Newsweek, February 12, 2008.

Demographic Drivers of Demand for Sexual Wellness Products

Several demographic and economic trends have been creating demand for sexual wellness. In an important demand driver for the segment, women are now considering buying items such as vibrators that they would have considered taboo if they saw them on a low shelf in the neighborhood pharmacy 10 years ago.

One reason for the change in attitude is a societal transformation in sexual mores, according to sex therapist Sandra Leiblum who was quoted in Newsweek.21 Thanks to HBO's "Sex and the City" and the vast research field of the Internet, vibrators have emerged from the closet and right into bedside drawers. Leiblum added that as a society, people are much more open now to experimenting sexually.22

A similar attitude change about discussing intimate topics was noted in the market study “Feminine Hygiene Products in the U.S.: Packaged Facts.” The authors wrote that women and marketers have been increasingly open to discussions about the human body and its special needs.23 Manufacturers reported that their sales are driven in part by baby boomers and the advent of erectile dysfunction drugs. Men started taking Viagra, and now women of a certain age require lubricants. Lubricants are also popular among women who are nursing, postpartum or have had chemotherapy—all conditions that can make intercourse painful. About 15-18% of women in all age groups suffer from this problem, and most women will encounter this issue sometime in their lives.24

As proof of the new openness about talking about these topics, a survey conducted by Combe, Inc.’s Vagisil Women's Health Center found that about 43% of women are comfortable discussing their genital issues as well as comfortable with referring to the genital area as the vagina. That was a positive revelation for new product development because it makes the marketing conversation with the consumer easier. Marketers no longer need to tiptoe around delicate topics and products that may have once seemed outrageous.

The new openness about discussing sexual wellness products has also received quite a bit of press in the UK in new research by the Hewson Group entitled “Women, Sex and Shopping.” The study found that sales of sex toys could match those of smart phones in a decade thanks to endorsements by celebrities such as Teri Hatcher, Eva Longoria and Halle Berry. The report stated that over 60% of women respondents consider the idea of buying a sex toy to be exciting. The study identified a strong desire among women to buy products designed to enhance their sex lives, and suggested that affluent shoppers would be prepared to spend £200 (about $313) a year on these items.

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21 Ibid

22 Ibid

23 “Feminine Hygiene Products in the U.S.: Packaged Facts,” July, 2006, a division of MarketResearch.com.

24 Schrobsdorff, Susanna, “Red-Light Specials,” Newsweek, February 12, 2008.

The Hewson Group report also stated that sales of sex toys have been held back in the past due to an association with the sleazy, male-dominated pornography industry. However, that attitude is adjusting because the report predicts that department stores will soon sell pleasure goods alongside lingerie, while designer brands and even jewelry chains could make products.25 Hewson expects sales for the category to grow from £5.3 billion a year now ($8.3 billion) to £40 billion ($63 billion) by 2020.

New studies show that vibrators are also popular among couples. According to two new national surveys from Indiana University recently published in The Journal of Sexual Medicine, 53% of women and nearly half of all men report having used a vibrator. The surveys revealed that the vibrator—once dismissed as a masturbatory machine for sexually dysfunctional females in The Journal of Popular Culture in 1974—is being used by couples for shared pleasure.26 Eighty-one percent of women and 91% of men who've used one report having done so with a partner, according to surveys conducted in April 2008 and paid for by Church & Dwight, which makes Trojan condoms and vibrators. The study documents vibrator use and the related sexual practices of 2,056 women and 1,047 men; 93% of those surveyed said they are heterosexual.27

The study’s data also found that baby boomers, who were the first Americans to come of age in an era of loosened sexual strictures and were pioneers of vibrator acceptance, are no longer the top vibrator users. Among boomer women ages 45 to 60, 46.3% reported having used a vibrator at some point in their lives, compared to 59.5% of women ages 23 to 44; and 32.7% of women ages 18 to 22. For men, 45.2% of ages 45 to 60 reported having used one; 51.5% of ages 23 to 44; and 15.5% of ages 18 to 22.28

The baby boomers are an important marketing segment for manufacturers of sexual wellness products. The 76 million boomers now account for an estimated half of total U.S. consumer spending. Because boomers have a longer life expectancy and lower savings rates than previous seniors, they are projected to spend an additional $50 billion by 2021, according to market-research firm SymphonyIRI. Experts predict that boomers will splurge mostly on themselves as they move households and pursue active lifestyles rather than passing on their wealth to future generations.29

Market research by Liberator, Inc. has revealed that 50% of its customers’ purchases are made jointly by affluent, college educated couples between the ages of 30 to 55, who buy the sex prop and furniture products to enhance bedroom play and/or to improve sexual performance, which may be inhibited by age and/or physical limitations. As further

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25 “Sales of sex toys set to rival smart phones, courtesy celebrity endorsements,” May 10, 2011, ANI http://www.dnaindia.com/lifestyle/report_sales-of-sex-toys-set-to-rival-smart-phones-courtesy-celebrity-endorsements_1541746

26 Winerip, Michael, “The Adult Store Goes Mainstream,” The New York Times, June 28, 2009.

27 Ibid

28 Ibid

29 Byron, Ellen, “From Diapers to 'Depends': Marketers Discreetly Retool for Aging Boomers,” Wall Street Journal, February 5, 2011.

barriers to sexual wellness continue to break down, the future of the entire industry and its move from small local sex shops to large online storefronts and mass market retailers indeed looks bright.

Disclosure Statements: Important Disclosures

This white paper by Arthur Goldgaber (“AG”), a contributing Market Analyst for SmallcapInsights.com, is to be used for informational purposes only. AG may be engaged from time to time by clients of SmallcapInsights.com to report on macro-economic and general market conditions. This paper is based on information assumed to be reliable and accurate, but AG does not guarantee or make any representation with regard to its reliability, accuracy or completeness. AG made no attempt to independently verify the reliability, accuracy or completeness of this information utilized in the writing of this paper. Any statements or opinions expressed in this paper are subject to change without notice. AG accepts no liability with regard to any loss arising from any use of this paper. AG was paid $600.00 by Liberator, Inc. (“LUVU”) for preparing this white paper in advance of the publication of this paper. LUVU did not participate in the preparation of this white paper.